                                                                                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

Blair Corporation	Carl Hymans
Al Lopez, Sr. Vice President, COO & CFO	G.S. Schwartz & Co
814-723-3600	212-725-4500

carlh@schwartz.com

BLAIR CORPORATION REPORTS THIRD QUARTER RESULTS

WARREN, Pa., (October 24, 2006) -- Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced results for the third quarter and nine months ended September 30, 2006.

Net sales for the third quarter ended September 30, 2006 were $89.5 million, a decrease of $8.6 million or 8.7%, compared to the $98.1 million recorded for the third quarter of 2005. Decreases in average selling prices accounted for $5.9 million of the $8.6 million decline in net sales. Average selling prices declined as the Company experienced higher than normal sales of products at lower price points and corresponding margins.

The Company reported a net loss of $1.1 million, or $0.30 per basic and diluted share, for the third quarter of 2006, compared to net income of $1.4 million or $.23 per basic and diluted share reported for the third quarter of 2005. Third quarter 2005 per share results reflect the reduction of weighted average shares outstanding as a result of the Company’s tender offer of 4.4 million outstanding shares on August 16, 2005.

Third quarter 2006 results reflect a decrease in general and administrative expenses of $7.9 million compared to third quarter 2005 levels. The reduction is primarily attributable to operational efficiencies, the elimination of prior year costs associated with Blair’s in-house credit program and costs incurred in August of 2005 for the tender offer. Also contributing to the lower reported expenses in 2006 are adjustments to several compensation plans that are based on reported results.

In November, 2005, Blair sold its credit portfolio to a third party provider. Net income and earnings per share results for the third quarter and first nine months of 2006 reflect the impact of the transition from the Company managing its proprietary credit program to having a third party administer the Blair Credit program. As a result of the sale of the credit portfolio, the Company no longer receives finance charge revenue, does not incur bad debts and has lower general and administrative costs associated with the credit portfolio.

Excluding the net results generated by the credit portfolio in the third quarter of 2005, Blair would have realized a net loss of $819,000, or $0.14 per basic share compared to the reported net income of $1.4 million, or $0.23 per basic and diluted share for the third quarter of 2005.

Third quarter 2006 results realized a 2% increase in cost of goods sold as a percentage of net sales over third quarter 2005 levels. A first quarter postal rate increase and loss of a key freight consolidator, who filed bankruptcy, has resulted in ongoing higher outbound freight expenses. Cost of goods sold has continued to benefit from our direct sourcing program that has generally resulted in lower costs of merchandise.

Third quarter 2006 advertising costs as a percent of net sales rose by approximately 3% over third quarter 2005 levels as a result of the postal rate increase and changes in our circulation program.

Results for the third quarter of 2006 also reflect a favorable reduction of $811,000 in interest expense compared to the third quarter of 2005 that was associated with the tender offer in August, 2005.

Net sales for the nine months ended September 30, 2006 were $307.2 million, a decrease of 5.9%, compared to $326.5 million reported for the nine months ended September 30, 2005. Units sold rose by approximately 2.2%, offset by lower average selling prices of approximately 6.8% as a result of continued price point repositioning.

Reported results for the first nine months of 2006 continued to benefit from the Company’s strategic efforts to increase direct sourcing. This improvement is reflected in the cost of goods sold as a percentage of net sales decreasing from approximately 46.0% to 45.5%.

General and administrative expenses for the first nine months of 2006 decreased 11% compared to the first nine months of 2005. This reduction is primarily due to restructuring efforts to generate operational efficiencies, elimination of prior year costs associated with Blair’s in-house credit program, costs incurred in August of 2005 for the tender offer, and adjustments to several compensation plans that are based on reported results.

Results were also affected by an increase in advertising costs of $7.6 million or 9.1% for the first nine months of 2006 compared to like period of 2005. The increase in these costs reflects higher levels of circulation and higher paper and postage costs associated with the delivery of catalogs to customers.

Blair's e-commerce channel generated $20.2 million and $73.8 million in net sales for the third quarter and first nine months of 2006 respectively, compared to $18.2 million and $64.2 million for the third quarter and first nine months of 2005.

During the third quarter of 2006, web site traffic increased 19% over third quarter 2005 levels, while website conversion rates and average order values remained steady. Revenue resulting from investments in keyword searches rose 62%, and revenue from natural search has nearly doubled following an intensive website optimization project.

The year-over-year increase reflects our customer’s interest in migrating to Blair.com and the impact of user experience and technology initiatives designed to improve site functionality and increase conversion rates. In addition, an advanced web analytics package was installed during the third quarter of 2006 to provide the Company with more detailed insight into web customer behavior.

The Company reported a net loss for the nine months ended September 30, 2006, of $5.7 million, or $1.47 per basic share, compared to net income of $8.1 million, or $1.09 per basic share and $1.07 per diluted share, reported for the first nine months ended September 30, 2005. The per share results for the nine months ended September 30, 2005, reflect the aforementioned reduction of weighted average shares outstanding resulting from Blair's tender offer for the repurchase of 4.4 million outstanding shares on August 16, 2005.

Excluding the net results generated by the credit portfolio in the nine month period ending

September, 2005, Blair would have realized net income of $1.7 million, or $0.23 per basic share and $.022 per diluted share compared to the reported net income of $8.1 million, or $1.09 per basic and $1.07 per diluted share for the nine months ended September, 2005.

Under the Company’s share repurchase program, 68,000 shares of its common stock were acquired through open market purchases during the third quarter of 2006, bringing total purchases under the existing authorization to 157,500 shares. The average purchase price was $29.40 per share. The Company has remaining authorization as of September 30, 2006 to purchase 242,500 shares. Under the terms of the Company’s revolving credit agreement, annual purchases may total $5 million.

John E. Zawacki, President and Chief Executive Officer of Blair, said, "We are addressing the challenging times within the retail catalog market by continuing to implement initiatives geared to promoting the customer’s buying experience, improving product demand and increasing our operational efficiencies. As a result of ongoing strategic efforts, we continue to recognize growth in the area of e-commerce. We are dedicated to reinforcing our position as the premier direct marketer to value-conscious consumers and increasing long-term shareholder value."

ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $450 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.

This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," "strive," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

--Financial table follows--

Blair Corporation and Subsidiaries

Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Net sales	$ 89,542,291	$ 98,106,952	$ 307,246,833	$ 326,499,410
Other revenue	1,550,591	10,237,923	4,693,030	31,814,077
	91,092,882	108,344,875	311,939,863	358,313,487

Cost and expenses:
Cost of goods sold	40,691,637	42,634,240	139,629,234	150,113,495
Advertising	25,762,260	25,265,481	92,194,093	84,523,176
General and administrative	26,410,512	34,352,624	89,349,413	100,656,767
Provision for doubtful accounts	273,494	3,289,124	356,816	10,196,089
Interest (income) expense, net	(248,481)	538,469	(866,227)	104,479
Other expense (income), net	(8,829)	17,453	169,704	(189,400)
	92,880,593	106,097,391	320,833,033	345,404,606
Income (loss) before income taxes	(1,787,711)	2,247,484	(8,893,170)	12,908,881

Income taxes (benefit) provision	(640,000)	832,000	(3,184,000)	4,779,000 (640,000)

Net income (loss)	$ (1,147,711)	$ 1,415,484	$ (5,709,170)	$ 8,129,881

Basic earnings (loss) per share based on
weighted average shares outstanding*	($0.30)	$0.23	($1.47)	$1.09

Diluted earnings (loss) per share based on
weighted average shares outstanding
and assumed conversions*	($0.30)	$0.23	($1.47)	$1.07

Weighted average basic shares outstanding*	3,820,116	6,059,508	3,875,738	7,476,121

Weighted average diluted shares outstanding*	3,887,199	6,169,972	3,964,117	7,601,769

*The per share results for the third quarter and nine months ended September, 2005 reflect the reduction of weighted average shares outstanding resulting from Blair’s tender offer for the repurchase of 4.4 million outstanding shares on August 16, 2005.

Blair Corporation and Subsidiaries

Consolidated Balance Sheets

	(Unaudited)
	September 30	December 31
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 16,209,846	$ 53,099,129
Receivables, less allowances for doubtful accounts of $363,333
in 2006 and $158,471 in 2005	6,066,555	2,987,832
Inventories:
Merchandise	74,097,571	71,217,282
Advertising and shipping supplies	14,879,659	12,146,732
	88,977,230	83,364,014
Deferred income taxes	216,000	731,000
Prepaid and refundable federal and state taxes	1,712,617	-0-
Prepaid expenses	2,720,305	2,781,777
Total current assets	115,902,553	142,963,752

Property, plant and equipment:
Land	692,144	1,142,144
Buildings and leasehold improvements	66,052,080	66,609,565
Equipment	77,417,320	75,320,297
Construction in progress	5,268,333	3,961,206
	149,429,877	147,033,212
Less allowances for depreciation	102,179,873	98,350,258
	47,250,004	48,682,954

Trademark	289,495	343,678
Other long-term assets	1,143,542	1,103,903
Total assets	$164,585,594	$193,094,287

Blair Corporation and Subsidiaries

Consolidated Balance Sheets – Continued

	(Unaudited)
	September 30	December 31
	2006	2005
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$ 21,614,135	$ 29,137,285
Advance payments from customers	4,117,000	1,873,803
Reserve for sales returns	4,953,000	4,602,000
Accrued expenses	16,160,566	20,994,747
Accrued federal and state taxes	-0-	6,782,444
Current portion of capital lease obligations	13,848	19,198
Total current liabilities	46,858,549	63,409,477

Capital lease obligations, less current portion	6,709	14,695

Deferred income taxes	2,509,000	2,582,000

Other long-term liability	297,762	679,720

Stockholders’ equity:
Common stock without par value:
Authorized 12,000,000 shares
issued 10,075,440 shares (including shares
held in treasury) -- stated value	419,810	419,810
Additional paid-in capital	13,414,474	13,553,937
Retained earnings	324,925,681	334,023,925
Accumulated other comprehensive loss	(4,839)	(48,579)
	338,755,126	347,949,093
Less 6,238,999 shares in 2006 and 6,124,818
shares in 2005 of common stock
in treasury -- at cost	224,217,345	221,381,619
Less receivable and deferred compensation
from stock plans	(375,793)	159,079
Total stockholders’ equity	114,913,574	126,408,395
Total liabilities and stockholders’ equity	$164,585,594	$193,094,287